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EXHIBIT 99.1

HYPERTENSION DIAGNOSTICS, INC.         FOR IMMEDIATE RELEASE
2915 Waters Road, Suite 108
Eagan, MN 55121-1562
                                       Contact:   JAMES S. MURPHY
                                                  Chief Financial Officer
                                                  Hypertension Diagnostics, Inc.
                                                  651-687-9999


HYPERTENSION DIAGNOSTICS ANNOUNCES THE HIRING OF DENNIS L. SELLKE AS CHIEF EXECUTIVE OFFICER AND HIS APPOINTMENT AS A BOARD MEMBER

ST. PAUL, MN - April 19, 1999 - Hypertension Diagnostics, Inc. (Nasdaq Small
Cap: HDII; HDIIW; HDIIU), today announced the hiring of Dennis L. Sellke to serve as Chief Executive Officer, and his appointment to the Board of Directors. Mr. Sellke will assume his duties immediately. Greg H. Guettler continues as President of Hypertension Diagnostics, Inc. ("HDI").


     Mr. Sellke served as President and Chief Executive Officer of Ela*Angeion LLC, Minneapolis, Minnesota, a French and United States joint venture established to market and sell pacemakers and ICDs in the United States. Mr. Sellke also serves as Chairman and was Chief Executive Officer of Clarus Medical, Inc., Minneapolis, Minnesota, a privately-held medical device company involved in OEM manufacturing and spinal disc therapy sales; previous to that, he served in various executive capacities with Medtronic, Inc., Fridley, Minnesota.


     Melville R. Bois, Chairman of the Board of HDI, said "I am delighted that HDI was able to attract an executive of Mr. Sellke's caliber". Mr. Sellke said "I am extremely excited about joining the HDI team. The hypertensive patient population is sizeable. I believe their diagnosis and treatment can be improved substantially once our proprietary Model DO-2020 is cleared by the FDA. Our business model can benefit all HDI stakeholders: patients, their physicians, insurers and our employees and shareholders. I look forward to being part of this potentially significant medical business."


                                     -MORE-


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PAGE 2, HYPERTENSION DIAGNOSTICS, INC.
APRIL 19, 1999


     Hypertension Diagnostics has designed and developed proprietary, non-invasive cardiovascular profiling equipment which presents several parameters that may be useful in assessing the cardiovascular system. The Company has developed two models of the HDI/PULSEWAVE-TM- CardioVascular Profiling Instrument: (1) the Model CR-2000 which can be used for clinical research purposes only; and (2) the Model DO-2020 which is intended to assist physicians and other health care professionals with screening, diagnosing and monitoring the treatment of patients. The Company may not market the Model DO-2020 until clearance is received from the Food and Drug Administration ("FDA").


         Forward-looking statements in this press release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undo reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 1998 Annual Report on Form 10-KSB under the caption "Risk Factors," as well as others not now anticipated. These risks and uncertainties include, without limitation, the Company's ability to receive regulatory approval for its Model DO-2020 product; the availability of third-party reimbursements; market acceptance of the Company's products; timely development of the central data management facility; the ability of third parties to manufacture the Company's products on a commercial scale and in compliance with regulatory requirements; the availability of integral components for the Company's products; the Company's ability to develop distribution channels; increased competition; changes in government regulation; health care reform; exposure to potential product liability; and the Company's ability to protect its proprietary technology.


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